Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Novan, Inc.
Morrisville, North Carolina
We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated February 24, 2020, relating to the consolidated financial statements, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Raleigh, North Carolina
February 24, 2020